COMPANY CONTACT:
                               Checkpoint Systems, Inc.
                               Craig Burns
                               Executive Vice President,
                               Chief Financial Officer, Finance
                               and Operations
                               (856) 848-1800
                        INVESTOR RELATIONS CONTACTS:
                               Christine Mohrmann, Lindsay Hatton
                               FD Morgen-Walke
                               (212) 850-5600 PRESS CONTACT:
                               Stephanie Sampiere
                               FD Morgen-Walke
                               (212) 850-5600

For Immediate Release
---------------------

                    CHECKPOINT SYSTEMS PROMOTES PER LEVIN TO
                            EXECUTIVE VICE PRESIDENT

Thorofare, New Jersey, May 22, 2003 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that Per Levin has been promoted to Executive Vice President, General Manager of Europe. Mr. Levin is based in Madrid and is responsible for leading Checkpoint's European Organization. Mr. Levin, a seven-year veteran of Checkpoint, has been Vice President and General Manager of Europe since February 2001.

In addition, Checkpoint announced that John E. Davies, Jr. has assumed the new title of Executive Vice President, General Manager of Americas and Asia Pacific. In this role, Mr. Davies will continue to be responsible for the sales organizations throughout North and South Americas and the Asia Pacific regions.

"Our operations in Europe are a central aspect of Checkpoint's global presence," commented George Off, Chairman and Chief Executive Officer of Checkpoint. "Per Levin has been instrumental in strengthening our European business with his vision, experience, and dedication. Similarly, John Davies' background in technology will be important as we begin assisting our retail customers in helping them to understand the evolving technology solutions for their shrink management problems. I am confident that both Per and John will continue to provide excellent leadership to the Checkpoint team worldwide."


Checkpoint Systems, Inc., is a multinational manufacturer and marketer of technology-driven solutions for access control, retail security, labeling, and merchandising. Checkpoint is the leading provider of radio frequency- (RF) based shrink management solutions to the $1 trillion global retail industry, including over half of the world's top 200 largest global retailers. In addition to its shrink management capabilities, Checkpoint's end-to-end supply chain technology helps apparel and consumer product manufacturers and retailers brand, track and secure goods worldwide. Checkpoint has a presence in more than 50 countries and a global network of 29 service bureaus located in the world's apparel manufacturing capitals. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

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